Exhibit 5.1

September 18, 2012

FMC Technologies, Inc.

5875 North Sam Houston Parkway West

Houston, Texas 77086

Ladies and Gentlemen:

We have acted as counsel for FMC Technologies, Inc., a Delaware corporation (the “Company”) with respect to the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act of debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”).

We have also participated in the preparation of the prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

We have examined (i) the Registration Statement, including the Prospectus, (ii) the form of Indenture relating to the Debt Securities and incorporated by reference in the Registration Statement (the “Indenture”), (iii) the certificate of incorporation of the Company, (iv) the resolutions of the board of directors of the Company relating to, among other things, the Registration Statement and the Debt Securities and (v) such other certificates, statutes and other instruments and documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the Company and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

In connection with this opinion, we have assumed that:

(1)	all information contained in all documents reviewed by us is true and correct;

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

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(2)	all signatures on all documents examined by use are genuine;

(3)	all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents;

(4)	each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete;

(5)	the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective;

(6)	a prospectus supplement will have been prepared and filed with the Commission describing the Debt Securities offered thereby;

(7)	the Indenture relating to the Debt Securities will be duly authorized, executed and delivered by the parties thereto;

(8)	the Company is duly incorporated and is validly existing and in good standing under the laws of the State of Delaware;

(9)	each person signing the documents we examined has the legal capacity and authority to do so;

(10)	the Debt Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement;

(11)	a definitive purchase, underwriting or similar agreement with respect to any Debt Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and

(12)	any Debt Securities issuable upon conversion, exchange or exercise of any Debt Security being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

Based upon and subject to the foregoing, we are of the opinion that with respect to the Debt Securities, when (i) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Company has taken all necessary action to approve the issuance and terms of the Debt Securities, the terms of the offering thereof and related matters; and

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(iii) the Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the applicable definitive purchase, underwriting or similar agreement approved by the Company, upon payment of the consideration thereof or provided for therein, the Debt Securities will be legally issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement may be subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

The opinions expressed herein are qualified in the following respects:

(1)	With respect to our opinions expressed above, as they relate to Debt Securities denominated in a currency other than U.S. dollars, we note that effective enforcement of a foreign currency claim in the New York State courts or the federal courts sitting in the State of New York may be limited by requirements that the claim (or a foreign currency judgment in respect of such claim) be converted to U.S. dollars at the rate of exchange prevailing on a specified date. We express no opinion as to whether a federal court sitting in the State of New York would award a judgment in a currency other than U.S. dollars.

(2)	We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

(3)	The foregoing opinions are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

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We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.